UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) July 21, 2020

Net Element, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34887	90-1025599
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3363 NE 163rd Street, Suite 705, North Miami Beach, FL	33160
(Address of Principal Executive Offices)	(Zip Code)

(305) 507-8808
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	NETE	The Nasdaq Stock Market, LLC (Nasdaq Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On July 21, 2020, Net Element, Inc. (the “Company”) received a deficiency letter from the Listing Qualifications Department (the “Staff”) of The NASDAQ Stock Market notifying the Company that, due to resignation of Mr. Howard Ash from the Company’s board, of directors, effective July 13, 2020, the Company no longer complies with Nasdaq’s audit and compensation committee requirement as set forth in Listing Rule 5605 (the “Rule”). In accordance with Nasdaq Listing Rule 5605(c)(4), the Company has been provided until the earlier of the Company’s next annual shareholders’ meeting or July 13, 2021, to regain compliance with the Rule, or, if the Company’s next annual shareholders’ meeting is held before January 18, 2021, then the Company must evidence compliance no later than January 18, 2021.

The Staff letter stated that, in the event the Company does not regain compliance by such date, Nasdaq rules require Staff to provide written notification to the Company that its securities will be delisted. At that time, the Company may appeal the delisting determination to a NASDAQ Listing Qualifications Panel (“Panel”). If the Company timely appeals, it would remain listed pending the Panel’s decision. There can be no assurance that, if the Company does appeal the delisting determination by the Staff to the Panel, that such appeal would be successful.

The Company regained compliance with the Rule on July 23, 2020 due to the appointment of Mr. Todd Raarup to the board of directors of the Company and as a member of the audit, compensation and nominating and corporate governance committees of the Company’s board of directors.

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective July 23, 2020, the Board of Directors of the Company appointed Mr. Todd Raarup as a Director of the Company to fill the vacancy from Mr. Ash’s resignation. Todd Raarup, who is 54 years old, is an accomplished financial industry veteran. Mr. Raarup is currently the CEO of Najarian Advisors, a registered investment advisor he co-founded in 2017. From 2013, Mr. Raarup has been serving as President of Symmetric Systems LLC. Prior to founding Najarian Advisors, Mr. Raarup held a series of senior management roles at Citigroup Global Equities and Knight Trading Group. From 2005 to 2012 he was Global Head of Trading Analytics and Technology Strategy and Co-Head of Derivative Execution Services at Citigroup Global Equities, which provided market access products to institutional and broker-dealer customers. From 2000-2004, Mr. Raarup was Head of Knight Execution Partners and Head of Options Floor Trading at Knight Trading Group prior to that. From 1995 to 1999 he traded listed options for Arbitrade LLC, both on the CBOE trading floor and in London. He started his career as a CBOE floor trader for Mercury Trading from 1990 to 1994. Mr. Raarup graduated in 1994 from the University of Chicago Booth School of Business with an MBA in Analytical Finance and Econometrics. Mr. Raarup received his B.A. degree in Economics and Religious Studies from Gustavus Adolphus College.

The Board of Directors of the Company concluded that Mr. Raarup should serve as a Director of the Company in light of his experience in the financial industry. Mr. Raarup was also appointed to serve as a member of the Company’s Audit, Compensation and Nominating and Corporate Governance Committees. The Company’s Board of Directors determined that Mr. Raarup is an independent director for purposes of the rules and regulations of the Securities and Exchange Commission and under the applicable NASDAQ listing standards, and that he has the other qualifications required for service on the Company’s Audit, Compensation and Nominating and Corporate Governance Committees.

There have been no related party transactions between the Company and Mr. Raarup, and there were no arrangements or understandings between Mr. Raarup and any other person pursuant to which he was selected as a director.

As a member of the Company’s Audit Committee, Mr. Raarup will receive an annual retainer of $5,000. As a member of the Company’s Nominating and Corporate Governance Committee, Mr. Raarup will receive an annual retainer of $2,500. As a member of the Company’s Compensation Committee, Mr. Raarup will receive an annual retainer of $2,500. Mr. Raarup will also receive a grant of shares of the Company’s common stock per year equal to such number of shares per each such annual award that would equal $15,000 based on the closing price of the Company’s common stock on the date of each such award, prorated for any partial calendar year for which a director serves, which shares shall be accrued for time served as director of the Corporation and shall vest on a quarterly basis during the year of service. The Company will also reimburse Mr. Raarup for all reasonable out-of-pocket expenses incurred in connection with his attendance at meetings of the Board of Directors and any committees thereof, including, without limitation, travel, lodging and meal expenses.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 24, 2020

NET ELEMENT, INC.

By:	/s/ Jeffrey Ginsberg
Name: Jeffrey Ginsberg Title: Chief Financial Officer

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